Exhibit (99.2)

Mike:

Thank you, ___________, and welcome everyone to National Research Corporation’s 2015 second quarter conference call. My name is Mike Hays, the Company’s CEO. Joining me on the call today is Kevin Karas, our Chief Financial Officer.

Before we continue, I would ask Kevin to review conditions related to any forward-looking statements that may be made as part of today’s call. Kevin.

Kevin :

Thank you, Mike.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Mike.

Mike:

Thank you, Kevin. And again, welcome everyone.

This past quarter your Company continued to win more new logos and generated increased contract value among our existing installed base of healthcare providers. At the same time, we are witnessing materially higher retention rates. Given this positive performance, we expect top-line growth in the high single digits for the balance of 2015 and mid double-digit revenue growth for 2016.

I will return to this theme after Kevin reviews our second quarter financial results.

Kevin

Thank you, Mike.

Net new sales of $6.8 million were added in the second quarter of 2015, which represents an increase of 64% over net new sales for the second quarter of 2014. Total contract value for the second quarter ended at $107.8 million and subscription-based revenue agreements represented 87% of that total contract value.

Revenue for the second quarter 2015 was $24.5 million, an increase of 2% over the second quarter of 2014. Organic revenue growth from net new contracts was offset primarily by a significant reduction in revenue from lower health risk assessments and predictive analytics revenue.

Consolidated operating income for the second quarter of 2015 was $6.4 million or 26% of revenue, compared to $6.3 million, also 26% of revenue for the same period last year.

Total operating expenses for the second quarter increased from $17.7 million in 2014 to $18.1 million in 2015.

Direct expenses decreased to $10.4 million for the second quarter of 2015, compared to $10.8 million for the same period in 2014. A decrease in data collection expense was offset by incremental expenses totaling $468,000 related to the Digital Assent acquisition. Direct expenses as a percent of revenue were 43% for the second quarter of 2015 compared to 45% of revenue in 2014. For the full year of 2015, direct expenses are expected to average 43% of revenue.

Selling, general and administrative expenses increased to $6.6 million, or 27% of revenue, for the second quarter 2015, compared to $6.0 million or 25% of revenue for the same period in 2014. Incremental SG&A expenses totaling $344,000 were incurred in the second quarter related to the Digital Assent acquisition. Consolidated SG&A expense is expected to average in the 26-27% of revenue range for the full year of 2015.

Depreciation and amortization expense for the second quarter 2015 was $1.0 million compared to $927,000 for the second quarter of 2014. Depreciation and amortization expense was 4% of revenue for the second quarter 2015 and is expected to continue at 4% of revenue for the full year 2015.

The provision for income taxes totaled $2.3 million for the second quarter 2015, compared to $2.2 million for the same period in 2014. The effective tax rate was 35.7% for the second quarter of 2015, compared to 35.3% for the second quarter of 2014. The effective tax rate is expected to average 36% for the full year 2015.

Net income for the second quarter was $4.1 million in both 2015 and 2014. Combined non-GAAP diluted earnings per share was $0.16 for the second quarter for both 2015 and 2014.

With that I’ll turn the call back to Mike.

Mike:

Thank you, Kevin.

As we are all well aware, reductions in contract value within our HRA and Predictive Analytic businesses have clearly muted top-line growth lately. However, accelerating new sales within the balance of our product portfolios has now filled that gap.

Total contract value ended the second quarter at $108 million, an 8% increase over a year ago. Net new sales for the quarter contributed to this pivot which were, as Kevin highlighted, 64% higher than the second quarter 2014. In fact, over the past twelve months, net new sales have reached $26.3 million, up 31%.

Sales traction is being seen across most of our product portfolios. Our core experience measurement products have registered major wins among the largest health systems in the country over the past twelve months, validating our offering’s position against our primary competitors.

Market Insights has become even more valuable to healthcare providers in a world of consumer choice and the increasing importance of providers’ brands which are driving continued sales records within the Market Insights group.

The Governance Institute’s new memberships are up over 50% year-to-date over the first half of 2014.

Contract value of our Reputation offering has increased four-fold over its contract value at acquisition, which was in the fourth quarter 2014.

As well, the Connect platform has performed well. In fact, in July 2015, we acquired an additional 40% of the equity of the Connect group, bringing NRC ownership to 90%. Accelerating the repurchase of equity ahead of plan was done in order to capitalize on the unique capabilities of the Connect platform for use cases beyond Connect Transitions only.

Integration of the Connect platforms provide even more compelling value, benefiting NRC clients both existing and new. In addition to the point of sale advantages, material reduction in direct expenses will be realized in each Connect platform deployment.

We anticipate with these additional use cases for Connect combined with the current strength of new sales across the balance of the product portfolios, we will continue to drive total contract value growth at an increasing rate.

Adding to our positive outlook are client retention rates that have improved materially in 2015, which as you know, has a multiplying impact to revenue growth rates going forward. The client service teams are doing especially well.

Our new product teams are at full speed also, with several new products being considered based upon market requests, and will likely add incremental, enterprise-wide value to our clients in 2016.

_______________, I would now like to open the call to questions.

Closing Statement – Mike:

Thank you for your time today. We look forward to reporting our progress next quarter.

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